Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333- 251529

Prospectus Supplement No. 1

(To Prospectus dated January 14, 2021)

OPENDOOR TECHNOLOGIES INC.

This prospectus supplement updates, amends and supplements the prospectus dated January 14, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333- 251529). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on February 2, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Opendoor Technologies Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “OPEN” and “OPENW,” respectively. On January 29, 2021, the closing prices of our common stock and warrants were $26.12 and $11.12, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2021

Opendoor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39253	98-1515020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 N. Scottsdale Road, Suite 1600

Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (415) 896-6737

1 Post Street, Floor 11

San Francisco, California 94104

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	OPEN	Nasdaq Global Select Market
Warrants	OPENW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

Recent developments

Preliminary estimates for year ended December 31, 2020

Opendoor Technologies Inc. (the “Company”) expects to report its financial results for the fiscal year ended December 31, 2020 no later than March 15, 2021. However, in connection with the Company’s equity offering announced on February 2, 2021, the proceeds of which are intended to be invested in increasing existing market penetration and to expand into new markets, and for working capital and general corporate purposes, the Company is providing estimated ranges of certain financial metrics for the fiscal year ended December 31, 2020. In addition, the Company plans to continue to invest to double the markets it serves in 2021. The results are based on the Company’s preliminary unaudited results for such periods and are subject to revision based upon the completion of the Company’s year-end financial closing processes and other developments that may arise prior to the time its financial results are finalized. The information is derived from preliminary financial reports which are subject to change in connection with the completion of the Company’s normal closing procedures and such changes could be material. However, management believes these preliminary financial reports are reasonable. The Company’s preliminary estimated financial results are forward-looking statements based solely on information available to the Company as of February 2, 2021 and the Company’s actual results may differ from these estimates. You should not place undue reliance on these estimates. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 once it becomes available. The Company’s preliminary estimated financial results contained in this Current Report on Form 8-K have been prepared in good faith by, and are the responsibility of, management based upon internal reporting for the year ended December 31, 2020. Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures with respect to the following preliminary estimated financial results. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Based on a preliminary assessment, the Company expects to report:

•	Revenue for the year ended December 31, 2020 of $2,578,000,000 to $2,583,000,000.
•	Adjusted EBITDA for the year ended December 31, 2020 of $(103,000,000) to $(98,000,000).
•	Adjusted EBITDA margin for the year ended December 31, 2020 of (4.0)% to (3.8)%.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure that the Company’s management uses to assess the Company’s underlying financial performance. The measure is also commonly used by investors and analysts to compare the underlying performance of companies in the Company’s industry. The Company believes the measure provides investors with meaningful period over period comparisons of the Company’s underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to the Company’s revenue-generating operations or not aligned to related revenue.

Adjusted EBITDA is a supplemental measure of the Company’s operating performance and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. The measure also includes impairment costs that were recorded in prior periods under GAAP and excludes, in connection with homes held in inventory at the end of the period, impairment costs required to be recorded under GAAP in the same period. The measure could differ substantially from similarly titled measures presented by other companies in the Company’s industry or companies in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for the Company’s results as reported under GAAP.

The Company is unable to present a quantitative reconciliation of preliminary and unaudited Adjusted EBITDA for the year ended December 31, 2020 to the most directly comparable GAAP measure, net loss, without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. Key items required to forecast net loss that also comprise reconciling items for estimated Adjusted EBITDA are significant and are not currently determinable until the year-end closing procedures are complete. The significant and not currently determinable key items include stock-based compensation and inventory impairment – current period. Accordingly, the Company is unable to provide a reconciliation of preliminary and unaudited Adjusted EBITDA for the year ended December 31, 2020 net loss without unreasonable effort, although it is important to note that such reconciling items will be material to the Company’s year-end results prepared in accordance with GAAP. As a result, the preliminary and unaudited Adjusted EBITDA for the year-ended December 31, 2020 (a non-GAAP measure) cannot be reconciled to net loss, the comparable GAAP measure.

The information in this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain statements contained in this document may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 2, 2021 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that it will achieve its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENDOOR TECHNOLOGIES INC.

Date: February 2, 2021	By:	/s/ Carrie Wheeler
Carrie Wheeler Chief Financial Officer